UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): June 11, 2015

MGT CAPITAL INVESTMENTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32698	13-4148725
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Mamaroneck Avenue, Suite 204, Harrison, NY 10528

(Address of principal executive offices)

(914) 630-7431

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 11, 2015, MGT Sports, Inc., a wholly-owned subsidiary of MGT Capital Investments, Inc. (the “Company”), entered into an Asset Purchase Agreement (the “Agreement”) with Random Outcome USA Inc., a Delaware corporation (“RO”). The Agreement provides for the sale of all of the business assets and intellectual property related to the daily fantasy sports website DraftDay.com and the MGT Sports business-to-business network to RO for a purchase price comprised of a cash payment in the amount of Four Million USD ($4,000,000), shares of common stock representing up to Seven Percent (7%) of RO and a warrant to purchase up to One Million (1,000,000) shares of common stock of RO. In addition, shares of common stock representing Three Percent (3%) of RO will be placed in escrow for twelve (12) months in order to support certain indemnification obligations of under the Agreement. The closing of the transactions contemplated by the Agreement is subject to certain conditions including but not limited to RO raising the requisite financing for the cash portion of the purchase price and post-closing working capital.

Item 8.01	Other Events.

On June 12, 2015, the Company issued a press release relating to the Asset Purchase Agreement.

A copy of the press release that discusses this matter is filed as Exhibit 99.01 to, and incorporated by reference in, this report. The information in this Current Report is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, except as shall be expressly set forth by specific reference in any such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.01	Asset Purchase Agreement by and between MGT Sports, Inc. and Random Outcome USA Inc., dated June 11, 2015

99.01	Press Release, dated June 12, 2015 issued by MGT Capital Investments, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGT CAPITAL INVESTMENTS, INC.

Dated: June 12, 2015	BY:	/s/ Robert B. Ladd
Robert B. Ladd President and Chief Executive Officer

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